Exhibit 99.1

Press Release

Investors: Olivia Bloch, 212-556-1325; investor.relations@nytimes.com

Media: Danielle Rhoades Ha, 212-556-8719, danielle.rhoades-ha@nytimes.com

This press release can be downloaded from www.nytco.com

The New York Times Company Appoints William Bardeen as Chief Financial Officer

NEW YORK, May 10, 2023 — The New York Times Company (NYSE: NYT) announced today that William Bardeen, chief strategy officer, has been appointed executive vice president and chief financial officer, effective July 1, 2023. Roland A. Caputo, who announced his planned retirement as C.F.O. in December 2022, will remain with the company through September 30, 2023, to help ensure a smooth transition of responsibilities.

“Will has been a key leader within our finance organization, helping to develop and execute our transformation into a global digital-first, subscription-first business and to drive our disciplined M&A strategy,” said Meredith Kopit Levien, president and chief executive officer. “Following a comprehensive search that evaluated both internal and external candidates, it became clear that Will is the most uniquely suited and qualified leader to succeed Roland as C.F.O. Few people understand our business, strategy and marketplace like Will does, and his expertise will be critical as we advance our essential subscription strategy and build a larger and more profitable company. I look forward to working closely with Will in his new role as we build on our momentum and create value for shareholders.”

“I’ve dedicated most of my career to helping ensure the business and financial success of The Times, and I am honored to step into the C.F.O. role during this important time for the company,” said Bardeen. “We’re driving results through a clear strategy underpinned by our news and lifestyle products. Looking ahead, I’m excited to continue working with Meredith and the rest of the leadership team as we deliver on our near- and mid-term financial and operational objectives.”

Kopit Levien continued, “Roland will stay on through the end of the third quarter of this year to facilitate a seamless transition. On behalf of the board and leadership team, we thank Roland for his years of dedication and service to The Times and wish him the best in his well-deserved retirement.”

In a separate press release published today, the company announced its first quarter 2023 financial results. The results have been posted and are available at investors.nytco.com. In addition, the company will hold its previously scheduled earnings conference call today, May 10, 2023, at 8:00 a.m. E.T. to discuss the results.

About William Bardeen

Mr. Bardeen, 48, has almost 20 years of experience at The New York Times Company, joining the company in 2004. He’s served as chief strategy officer since 2018, overseeing the company’s strategy, business development, mergers and acquisitions, investing and financial planning and analysis activities as well as investor relations on an interim basis since March 2023. Prior to that, he was senior vice president of strategy and development from 2013 to 2018, where he helped lead the company’s transformation from a traditional U.S. media conglomerate into a global digital subscription service, unified by the journalism and brand of The New York Times. Bardeen has also served in various other leadership roles at The Times in corporate development, business development and strategic planning. Before joining the company, he was a management consultant and worked with early-stage companies in the media and communications industry. He is a C.F.A. charterholder and holds an A.B. degree in environmental science and public policy from Harvard College as well as an M.B.A. in finance and economics from Columbia Business School.

About The New York Times Company

The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 9 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.